UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.    )

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Silgan Holdings Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SILGAN HOLDINGS INC.

4 Landmark Square

Stamford, Connecticut 06901

(203) 975-7110

Notice of Annual Meeting of Stockholders

To be Held on June 7, 2006

YOU ARE HEREBY NOTIFIED that the annual meeting of stockholders of Silgan Holdings Inc., or the Company, a Delaware corporation, will be held at the Courtyard by Marriott - Stamford Downtown, 275 Summer Street, Stamford, Connecticut 06901 at 9:00 a.m. on Wednesday, June 7, 2006, for the following purposes:

1.	To elect two directors of the Company to serve until the Company’s annual meeting of stockholders in 2009 and until their successors are duly elected and qualified;

2.	To authorize and approve the Amended and Restated Certificate of Incorporation of the Company;

3.	To approve an amendment to the Silgan Holdings Inc. Senior Executive Performance Plan;

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

The close of business on April 17, 2006 has been fixed as the record date for determining the stockholders of the Company entitled to notice of and to vote at the annual meeting. All holders of record of Common Stock of the Company at that date are entitled to vote at the annual meeting or any adjournment or postponement of the annual meeting.

By Order of the Board of Directors,

Frank W. Hogan, III

Secretary

Stamford, Connecticut

April 28, 2006

Please complete, sign and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the annual meeting. Please sign the enclosed Proxy exactly as your name appears on it. Returning the Proxy will not limit your right to vote in person or to attend the annual meeting. If you hold shares of Common Stock of the Company in more than one name, or if your shares of Common Stock of the Company are registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the Proxies that you receive so that all of your shares of Common Stock of the Company may be voted.

The annual meeting will be held to vote on the first four items listed above, tabulate the votes cast in respect of those items and report the results of the vote. No presentations or other business matters are planned for the annual meeting.

SILGAN HOLDINGS INC.

4 Landmark Square

Stamford, Connecticut 06901

(203) 975-7110

PROXY STATEMENT

Annual Meeting of Stockholders

to be held on June 7, 2006

To Stockholders of Silgan Holdings Inc.:

This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Silgan Holdings Inc., or Silgan Holdings or the Company, for use at our annual meeting of stockholders, or the Meeting, to be held at the Courtyard by Marriott - Stamford Downtown, 275 Summer Street, Stamford, Connecticut 06901, on Wednesday, June 7, 2006, at 9:00 a.m., and at any postponements or adjournments of the Meeting. This Proxy Statement and the accompanying proxy card will first be mailed to stockholders on or about May 3, 2006.

Only holders of record of our Common Stock as of the close of business on April 17, 2006, the Record Date, will be entitled to notice of and to vote at the Meeting. As of the Record Date, we had 37,267,808 shares of our Common Stock outstanding. Each share of our Common Stock is entitled to one vote. We have no other class of voting securities issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of our Common Stock will be necessary to constitute a quorum for the transaction of business at the Meeting.

All shares of our Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies unless such proxies previously have been revoked. If any proxies do not contain voting instructions, the shares of our Common Stock represented by such proxies will be voted FOR the election of the nominees for director listed below to serve until our annual meeting of stockholders in 2009 and until their successors are duly elected and qualified, FOR the authorization and approval of the Amended and Restated Certificate of Incorporation of the Company, FOR the approval of the amendment to the Silgan Holdings Inc. Senior Executive Performance Plan and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. We do not anticipate that any other matters will be brought before the Meeting. If any other matters properly come before the Meeting, the shares of our Common Stock represented by all properly executed proxies will be voted in accordance with the judgment of the persons named on such proxies. Shares of our Common Stock abstaining, and shares of our Common Stock held in street name as to which a broker has not voted on some matters but has voted on other matters, or Broker Shares, will be included in determining whether a quorum exists at the Meeting. Approval of each matter specified in the Notice of Meeting requires the affirmative vote of a majority of shares of our Common Stock present in person or by proxy at the Meeting, assuming that a quorum exists at the Meeting. Stockholders may not cumulate their votes. Abstentions and Broker Shares that have not been voted with respect to a particular proposal will not be counted in determining the total number of votes cast or in determining whether such proposal has received the requisite number of affirmative votes.

You may revoke your proxy at any time before it is exercised at the Meeting by (1) delivering to the Secretary of the Company a duly executed proxy bearing a later date; (2) filing a written notice of revocation with the Secretary of the Company; or (3) appearing at the Meeting and voting in person.

In addition to solicitations by mail, some of our directors, officers and employees may solicit proxies for the Meeting personally or by telephone without extra remuneration. We will also provide persons, banks, brokerage firms, custodians, nominees, fiduciaries and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so. The Company will bear the costs of soliciting proxies.

THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT HAS BEEN DELIVERED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THERETO, THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO SILGAN HOLDINGS INC., 4 LANDMARK SQUARE, STAMFORD, CONNECTICUT 06901 (TELEPHONE NUMBER: (203) 975-7110), ATTENTION: GENERAL COUNSEL.

ELECTION OF DIRECTORS

Nominees

Our Board of Directors is currently composed of six members, divided evenly into three classes (designated Class I, Class II and Class III) with each class of directors serving staggered three-year terms. At each annual meeting of stockholders, the term of office of one class of directors of the Company expires, and directors nominated to the class of directors whose term is expiring at such annual meeting will be elected for a term of three years. Our remaining directors continue in office until their respective terms expire and until their successors are duly elected and qualified. Accordingly, at each annual meeting of stockholders of the Company one class of our directors will be elected, and each of our directors will be required to stand for election once every three years. At the Meeting, the term of office for our Class III Directors expires.

Our Class III Directors currently are Messrs. Jeffrey C. Crowe and Edward A. Lapekas. Pursuant to the Amended and Restated Stockholders Agreement dated as of November 6, 2001, or the Stockholders Agreement, among R. Philip Silver, D. Greg Horrigan and the Company, each of Messrs. Crowe and Lapekas was nominated for re-election at the Meeting as Class III Directors of the Company, to serve until our annual meeting of stockholders in 2009 and until his successor has been duly elected and qualified. You should read the section in this Proxy Statement titled “Certain Relationships and Related Transactions—Stockholders Agreement” for a description of the material provisions of the Stockholders Agreement.

Each nominee for Class III Director of the Company has consented to be named in this Proxy Statement and to serve on our Board of Directors if elected. If, prior to the Meeting, any nominee should become unavailable to serve on our Board of Directors for any reason, the shares of our Common Stock represented by all properly executed proxies will be voted for such alternate individual as shall be nominated pursuant to the Stockholders Agreement and designated by our Board of Directors.

We provide below certain information regarding each nominee for Class III Director of the Company and each Director of the Company whose term of office continues after the Meeting, including the individual’s age (as of December 31, 2005), principal occupation and business experience during at least the last five years, other directorships currently held and the year in which such individual was first elected a director of the Company.

Nominees for election as Directors (Class III)—term expiring 2009

Jeffrey C. Crowe, age 59, has been one of our Directors since May 1997. Mr. Crowe has been Chairman of the Board of Landstar System, Inc., or Landstar, since April 1991. Mr. Crowe was Chief Executive Officer of Landstar from April 1991 through June 2004 and President of Landstar from April 1991 through December 2001. Mr. Crowe was also Chairman of the Board of Landstar System Holdings, Inc., or LSHI, from March 1991 through June 2004 and Chief Executive Officer of LSHI from June 1989 through June 2004. Mr. Crowe has been a Director of the U.S. Chamber of Commerce since February 1998, serving as Vice Chairman from June 2002 until June 2003 and as Chairman from June 2003 to June 2004. Mr. Crowe served as Chairman of the National Defense Transportation Association from October 1993 to July 2003 and as a Director for the ENO Transportation Foundation, Inc. from October 2001 until January 2004. Mr. Crowe has been a Director of SunTrust Banks, Inc. since April 2004 and a Director of the National Chamber Foundation since November 1997.

Edward A. Lapekas, age 62, has been one of our Directors since October 2001. Mr. Lapekas has been Non-Executive Chairman of the Board of Pliant Corporation since October 2003 and was interim Chief Executive Officer of Pliant Corporation from August 2003 until October 2003. Mr. Lapekas was Chairman of the Board and Chief Executive Officer of Nexpak Corporation from November 2002 until March 2003. From October 2000 until June 2001, Mr. Lapekas was Executive Chairman of Packtion Corporation, an e-commerce packaging venture. From May 1996 until July 2000, Mr. Lapekas was employed by American National Can Group, Inc., last serving as Chairman and Chief Executive Officer. Prior to that, Mr. Lapekas served as Deputy

Chairman and Chief Operating Officer of Schmalbach-Lubeca AG. From 1971 until 1991, Mr. Lapekas was employed by Continental Can Company where he served in various strategy, planning, operating and marketing capacities.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR BOTH NOMINEES FOR DIRECTOR (CLASS III) OF THE COMPANY.

Incumbent Directors (Class I)—term expiring 2007

R. Philip Silver, age 63, has been our Co-Chairman of the Board in a non-executive capacity since March 2006. Prior to that, Mr. Silver was our Co-Chief Executive Officer from March 1994 until March 2006. Mr. Silver was also our Co-Chairman of the Board in an executive capacity from August 2004 until March 2006 and, prior to that, our Chairman of the Board in an executive capacity. Mr. Silver is one of our co-founders and has been a Director since our inception in 1987. Prior to founding the Company in 1987, Mr. Silver was a consultant to the packaging industry. Mr. Silver was President of Continental Can Company from June 1983 to August 1986.

William C. Jennings, age 66, has been one of our Directors since July 2003. Mr. Jennings is a retired partner of PricewaterhouseCoopers LLP, where he led its risk management and internal control consulting practice from 1991 until his retirement in 1999. Prior to then, Mr. Jennings served as a senior audit partner at Coopers & Lybrand, as a Senior Executive Vice President at Shearson Lehman Brothers responsible for quality assurance, internal audit and compliance, and as an Executive Vice President and Chief Financial Officer of Bankers Trust Company. Since retiring from PricewaterhouseCoopers LLP, Mr. Jennings provided independent consulting services to a number of companies, and he currently serves as a director of Axcelis Technologies, Inc. and NYFIX, Inc.

Incumbent Directors (Class II)—term expiring 2008

D. Greg Horrigan, age 62, has been our Co-Chairman of the Board in a non-executive capacity since March 2006. Prior to that, Mr. Horrigan was our Co-Chief Executive Officer from March 1994 until March 2006. Mr. Horrigan was also our Co-Chairman of the Board in an executive capacity from August 2004 until March 2006 and, prior to that, our President. Mr. Horrigan is one of our co-founders and has been a Director since our inception in 1987. Prior to founding the Company in 1987, Mr. Horrigan was Executive Vice President and Operating Officer of Continental Can Company from 1984 to 1987.

John W. Alden, age 64, has been one of our Directors since November 2001. From 1965 until 2000, Mr. Alden was employed by United Parcel Service of America, Inc., or UPS, serving in various management positions. Until his retirement in 2000, Mr. Alden was Vice Chairman of UPS since 1996 and a director of UPS since 1988. Mr. Alden is also a director of Barnes Group Inc., The D & B Corporation and Arkansas Best Corporation.

Messrs. Crowe and Lapekas were elected as Directors of the Company at our annual meeting of stockholders in 2003. Messrs. Silver and Jennings were elected as Directors of the Company at our annual meeting of stockholders in 2004, and Messrs. Horrigan and Alden were elected as Directors of the Company at our annual meeting of stockholders in 2005.

Each of John W. Alden, Jeffrey C. Crowe, William C. Jennings and Edward A. Lapekas is an “independent director,” as defined in Rule 4200(a)(15) of the listing standards of the Nasdaq Stock Market. The independent directors held four meetings during 2005 following regularly scheduled quarterly meetings of the Board of Directors, without the presence of management or any inside directors.

Our Board of Directors met five times and acted by written consent fourteen times during 2005. Each of our Directors attended more than 75 percent of the aggregate of: (1) the total number of meetings of the Board of

Directors held in 2005 during which he was a Director and (2) the total number of meetings held in 2005 by all committees of the Board of Directors on which he served during which he was a Director.

The Company does not have a policy with regard to director attendance at annual meetings of stockholders. Two of our directors attended last year’s annual meeting of stockholders.

Compensation of Directors

Each of our non-executive Co-Chairmen of the Board (Messrs. Silver and Horrigan) are paid an annual retainer fee of $100,000 for their service on our Board of Directors, plus travel and other reasonable out-of-pocket expenses. Our other Directors who do not receive compensation as officers or employees of the Company or any of our affiliates are paid an annual retainer fee of $36,000 for their service on our Board of Directors and a fee of $2,000 for each meeting of our Board of Directors that they attend and for each meeting of a committee of our Board of Directors that they attend, plus travel and other reasonable out-of-pocket expenses. Additionally, all Directors (including our Co-Chairmen of the Board) who do not receive compensation as officers or employees of the Company or any of our affiliates receive annual director awards, on the first business day after our annual meeting of stockholders, having an aggregate fair market value of $50,000 as of the date of grant, of either restricted shares of our Common Stock or restricted stock units related to shares of our Common Stock, in the discretion of the Board of Directors, under the Silgan Holdings Inc. 2004 Stock Incentive Plan, or the 2004 Stock Incentive Plan. Members of the Audit Committee of our Board of Directors are also paid an annual retainer fee of $12,000 for their service on the Audit Committee, and the chairpersons of each of the Audit and Compensation Committees of our Board of Directors are also paid an annual retainer fee of $10,000 for their service as chairperson of such committee.

Any Director who is an officer or employee of the Company or any of our affiliates would not receive any annual retainer or meeting fees or any awards under the 2004 Stock Incentive Plan.

Committees of the Board of Directors

Our Board of Directors has two standing committees. The principal responsibilities of each of the standing committees and the members of such committees are set forth below.

1. Audit Committee. The Audit Committee has the responsibility of overseeing the Company’s financial reporting process on behalf of our Board of Directors. The functions performed by the Audit Committee are described in the section of this Proxy Statement titled “Report of the Audit Committee.” During 2005, the Audit Committee held nine meetings and acted by written consent four times. The Audit Committee consists of Messrs. Jennings, Alden, Crowe and Lapekas, each of whom our Board of Directors has determined is independent as required by the written charter of the Audit Committee and the applicable listing standards of the Nasdaq Stock Market. All of our “independent directors” are members of the Audit Committee. Mr. Jennings is the Chairperson of the Audit Committee. The Board of Directors has determined that Mr. Jennings meets the criteria of an “audit committee financial expert” under applicable rules of the Securities and Exchange Commission, or the SEC. Mr. Jennings’ extensive background and experience includes leading the risk management and internal control consulting practice of PricewaterhouseCoopers LLP, serving as senior audit partner at Coopers & Lybrand and serving as Chief Financial Officer of Bankers Trust Company.

2. Compensation Committee. The Compensation Committee has the responsibility of reviewing and approving matters relating to the compensation of all executive officers of the Company (including all executive officers listed in the Summary Compensation Table in the section of this Proxy Statement titled “Executive Compensation”). The Compensation Committee also is responsible for administering the 2004 Stock Incentive Plan, making awards and grants under the 2004 Stock Incentive Plan to officers and other key employees of the Company and its subsidiaries and setting performance goals and certifying performance levels in respect of performance awards made under the 2004 Stock Incentive Plan. The Compensation Committee held two meetings and acted by written consent eight times during 2005. The Compensation Committee consists of Messrs. Crowe, Alden, Jennings and Lapekas, each of whom is an “independent director” under the applicable listing standards of the Nasdaq Stock Market. Mr. Crowe is the Chairperson of the Compensation Committee.

In November 2001, the Company and Messrs. Silver and Horrigan, our Co-Chairmen of the Board, entered into the Stockholders Agreement. You should read the section in this Proxy Statement titled “Certain Relationships and Related Transactions—Stockholders Agreement” for a description of the material terms of the Stockholders Agreement. Under the Stockholders Agreement, Messrs. Silver and Horrigan have the contractual right to nominate for election all directors of the Company so long as Messrs. Silver and Horrigan beneficially own an aggregate of at least 7,153,090 shares of our Common Stock (as adjusted for the stock split effected on September 15, 2005). As of the date of this Proxy Statement, Messrs. Silver and Horrigan beneficially own an aggregate of 13,337,916 shares (or approximately 35.8%) of our Common Stock. In the very unlikely event that either of Messrs. Silver or Horrigan notifies our Board of Directors that they cannot agree on an individual for any nominee for director or if at least 45 days prior to our annual meeting of stockholders they fail to nominate for election at such annual meeting the requisite number of individuals to stand for election, then our Board of Directors has the right to nominate for director the number of individuals that Messrs. Silver and Horrigan could not agree on as nominees or failed to nominate timely.

Accordingly, our Board of Directors does not have a nominating committee because the right to nominate all directors has been contractually granted to Messrs. Silver and Horrigan, and our Board of Directors deems it very unlikely at this time that they would have to nominate for election any director. As a result, the Company does not have a nominating committee charter, does not have a policy to consider director candidates recommended by stockholders and does not have a process for identifying or evaluating nominees for director. Both nominees for Class III Director of the Company to be elected at the Meeting were nominated by Messrs. Silver and Horrigan pursuant to the Stockholders Agreement.

Stockholder Communications with the Board of Directors

The Company’s Board of Directors has a formal process for security holders to send communications to it. Security holders may send written communications addressed to the Board of Directors or to any specified Director of the Company by mail to the Company’s office in Stamford, Connecticut. If the Company receives at its office in Stamford, Connecticut any such written communications, the Company will forward such written communications directly to all members of the Board of Directors or to such specified Director of the Company, as the case may be.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is governed by a written charter approved by the Company’s Board of Directors. In accordance with the written charter of the Audit Committee and applicable listing standards of the Nasdaq Stock Market, all members of the Audit Committee are independent. The Audit Committee held nine meetings during 2005.

The Audit Committee provides assistance to the Board of Directors of the Company in fulfilling its oversight responsibility relating to the Company’s consolidated financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit activities and compliance with legal and regulatory requirements relating to accounting and financial reporting matters and the annual independent audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. Management of the Company is responsible for the consolidated financial statements and reporting process of the Company, including maintaining effective internal control over financial reporting and assessing the effectiveness of the Company’s internal control over financial reporting. Ernst & Young LLP, the independent registered public accounting firm of the Company, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The independent registered public accounting firm is also responsible for auditing management’s assessment that the Company maintained effective internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee these audits and the financial reporting process of the Company.

In fulfilling its oversight responsibilities, the Audit Committee discussed with management, the Company’s internal auditors and the Company’s independent registered public accounting firm the overall scope and plans for the Company’s audits. The Audit Committee met with the Company’s internal auditors and independent registered public accounting firm, with and without management present, to discuss the Company’s audits, the Company’s consolidated financial statements and the Company’s internal control over financial reporting. The Audit Committee also reviewed and discussed with management and the Company’s independent registered public accounting firm the audited consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Additionally, the Audit Committee reviewed with management its report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee also discussed with the Company’s independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures and the letter required by the Independence Standards Board, and considered the compatibility of nonaudit services with such firm’s independence. Additionally, in assessing such firm’s independence, the Audit Committee reviewed the amount of fees paid to Ernst & Young LLP for audit and nonaudit services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm of the Company. Accordingly, the Audit Committee has approved, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

The Audit Committee has adopted a formal policy, consistent with its written charter, that requires its approval in advance for any audit, audit-related, tax and other services to be performed by the Company’s independent registered public accounting firm. Pursuant to its formal policy, the Audit Committee approved in advance all audit, audit-related, tax and other services performed by the Company’s independent registered public accounting firm in 2005. This policy provides that the Audit Committee may delegate to any of its members the authority to approve in advance any audit and nonaudit services to be performed by the Company’s independent registered public accounting firm, and, in such case, requires such member to report any decisions to the Audit Committee at its next scheduled meeting.

By the Audit Committee of the Board of Directors:

William C. Jennings

John W. Alden

Jeffrey C. Crowe

Edward A. Lapekas

EXECUTIVE OFFICERS

Our Board of Directors appoints the officers of the Company. The officers of our subsidiaries are appointed by the respective boards of directors of our subsidiaries. We provide below certain information concerning the executive officers of the Company, including each individual’s age (as of December 31, 2005). There are no family relationships among any of the directors or executive officers of the Company.

Company Officers

Anthony J. Allott, age 41, has been our Chief Executive Officer since March 2006 and our President since August 2004. Mr. Allott was also our Chief Operating Officer from May 2005 until March 2006. From May 2002 until August 2004, Mr. Allott was our Executive Vice President and Chief Financial Officer. Prior to joining us, Mr. Allott was Senior Vice President and Chief Financial Officer of Applied Extrusion Technologies, Inc., or AET, since July 1996. From July 1994 until July 1996, Mr. Allott was Vice President and Treasurer of AET. From 1992 until July 1994, Mr. Allott was Corporate Controller and Director of Financial Reporting of Ground Round Restaurants. Prior to that, Mr. Allott was a certified public accountant with Deloitte & Touche LLP.

Robert B. Lewis, age 41, has been our Executive Vice President and Chief Financial Officer since August 2004. Previously, Mr. Lewis was Senior Vice President and Chief Financial Officer of Velocity Express Inc. from January 2004 until August 2004. From December 2000 until December 2003, Mr. Lewis held a series of senior executive positions at Moore Corporation Limited, initially as Executive Vice President and Chief Financial Officer and later as President of Business Communication Services, an operating division of Moore Corporation Limited. Prior to joining Moore Corporation Limited, Mr. Lewis served as Executive Vice President and Chief Financial Officer of Walter Industries, Inc. and World Color Press, Inc. and in various senior financial management roles at L.P. Theabult, a U.S. based commercial printer.

Frank W. Hogan, III, age 45, has been our Senior Vice President, General Counsel and Secretary since June 2002. From June 1997 until June 2002, Mr. Hogan was our Vice President, General Counsel and Secretary. From September 1995 until June 1997, Mr. Hogan was a partner at the law firm of Winthrop, Stimson, Putnam & Roberts (now Pillsbury Winthrop Shaw Pittman LLP). From April 1988 to September 1995, Mr. Hogan was an associate at that firm.

Glenn A. Paulson, age 62, has been our Senior Vice President, Corporate Development since May 2005. Prior to that, Mr. Paulson was a Vice President of the Company since January 1996. From August 1995 to December 1995, Mr. Paulson was employed by the Company to manage the transition of the Food Metal and Specialty Business of American National Can Company, or ANC. From January 1989 to July 1995, Mr. Paulson was employed by ANC, last serving as Senior Vice President and General Manager, Food Metal and Specialty, North America. Prior to his employment with ANC, Mr. Paulson was President of the beverage packaging operations of Continental Can Company.

Malcolm E. Miller, age 38, has been our Vice President and Treasurer since October 2001. Previously, Mr. Miller was Assistant Vice President and Assistant Treasurer of Primedia Inc. from April 2000 until October 2001. Prior to that, Mr. Miller was employed by us from June 1997 until April 2000, last serving as Assistant Treasurer. From June 1995 until June 1997, Mr. Miller was employed by International Paper Company, last serving as a Senior Financial Analyst.

Kimberly I. Ulmer, age 38, has been our Vice President and Controller since March 2006. Previously, Ms. Ulmer was our Controller since September 2004. From May 2003 until September 2004, Ms. Ulmer was Controller, Accounting Policies and Compliance for General Electric Vendor Financial Services, a unit of General Electric Capital Corporation. Prior to that, Ms. Ulmer was employed by Quebecor World Inc. (formerly World Color Press, Inc.) from August 1997 until April 2003, last serving as Vice President, Assistant Controller.

Operating Company Officers

James D. Beam, age 62, has been President of Silgan Containers Corporation, or Silgan Containers, one of two wholly owned subsidiaries of the Company through which we conduct principally all of our business, since July 1990. From September 1987 to July 1990, Mr. Beam was Vice President—Sales & Marketing of Silgan Containers. Mr. Beam was Vice President and General Manager of Continental Can Company, Western Food Can Division, from March 1986 to September 1987.

Russell F. Gervais, age 62, has been President of Silgan Plastics Corporation, or Silgan Plastics, one of two wholly owned subsidiaries of the Company through which we conduct principally all of our business, since December 1992. From September 1989 to December 1992, Mr. Gervais was Vice President—Sales & Marketing of Silgan Plastics. From March 1984 to September 1989, Mr. Gervais was President and Chief Executive Officer of Aim Packaging, Inc.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller in order to deter wrongdoing and to promote the conduct of the Company’s business in an honest, lawful and ethical manner. A copy of this Code of Ethics was filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

In November 2001, Messrs. Silver and Horrigan and the Company entered into the Stockholders Agreement. The Stockholders Agreement replaced in its entirety the Stockholders Agreement dated as of February 14, 1997, or the 1997 Stockholders Agreement, among Messrs. Silver and Horrigan and The Morgan Stanley Leveraged Equity Fund II, L.P., or MSLEF II, a former stockholder of the Company and an affiliate of Morgan Stanley & Co. Incorporated.

Under the Stockholders Agreement, the Group (as defined in the Stockholders Agreement) has the right to nominate for election all directors of the Company until the Group holds less than one-half of the number of shares of our Common Stock held by it in the aggregate on February 14, 1997. The Group generally includes Messrs. Silver and Horrigan and their affiliates and related family transferees and estates. At least one of the Group’s nominees must be either Mr. Silver or Mr. Horrigan. On February 14, 1997, the Group held 14,306,180 shares of our Common Stock in the aggregate (as adjusted for the stock split effected on September 15, 2005). Additionally, the Group has the right to nominate for election either Mr. Silver or Mr. Horrigan as a member of our Board of Directors when the Group no longer holds at least one-half of the number of shares of our Common Stock held by it in the aggregate on February 14, 1997 but beneficially owns 5% of our Common Stock. The Stockholders Agreement continues until the death or disability of both of Messrs. Silver and Horrigan.

If either Mr. Silver or Mr. Horrigan notifies our Board of Directors that the Group cannot agree on an individual for any of its nominees under the Stockholders Agreement or if at least 45 days prior to our annual meeting of stockholders the Group fails to nominate for election at such annual meeting the requisite number of individuals to stand for election to our Board of Directors at such annual meeting, then our Board of Directors has the right to nominate for election to our Board of Directors the number of individuals that Messrs. Silver and Horrigan could not agree on as nominees or that the Group failed to nominate timely.

The provisions of the Stockholders Agreement could have the effect of delaying, deferring or preventing a change of control of the Company and preventing our stockholders from receiving a premium for their shares of our Common Stock in any proposed acquisition of the Company.

Other

In 2005, Landstar provided transportation services to our subsidiaries. We expect that Landstar will continue to provide transportation services to our subsidiaries in 2006. We believe that these transportation services were provided on terms no less favorable to us than provided generally to Landstar’s other customers. We paid Landstar approximately $1.3 million in 2005 for such transportation services, which amount represented approximately 0.05% of Landstar’s revenues in 2005. Mr. Jeffrey C. Crowe, a Director of the Company, is the Chairman of the Board of Landstar.

EXECUTIVE COMPENSATION

In the table below, we provide information concerning the annual and long-term compensation for services rendered in all capacities to the Company during the fiscal years ended December 31, 2005, 2004 and 2003 of certain persons, collectively referred to as the Named Executive Officers, who at December 31, 2005 were the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Position at December 31, 2005	Year			Awards			All Other Compensation(c)
		Salary	Bonus(a)	Restricted Stock Awards($)		Securities Underlying Stock Options(b)
R. Philip Silver(d) (Co-Chairman of the Board and Co-Chief Executive Officer of the Company)	2005	$766,875	$1,669,692	—		—	—
	2004	766,875	1,669,692	—		—	—
	2003	750,000	1,621,060	—		—	—

D. Greg Horrigan(d) (Co-Chairman of the Board and Co-Chief Executive Officer of the Company)	2005 2004 2003	$766,875 766,875 750,000	$1,669,692 1,669,692 1,621,060	— — —		— — —	— — —

Anthony J. Allott(d) (President and Chief Operating Officer)	2005	$669,423	$200,827	—		—	—
	2005	524,181	157,254	—		—	—
	2003	485,759	—	—		100,000	—

James D. Beam (President of Silgan Containers)	2005	$533,784	$205,405	—		—	$256,138
	2004	518,232	251,449	—		—	187,113
	2003	506,832	266,087	—		34,000	158,328

Robert B. Lewis(e) (Executive Vice President and Chief Financial Officer)	2005	$404,537	$121,361	—		—	—
	2004	150,800	45,000	$1,173,750	(f)	40,000	—
	2003	—	—	—		—	—

(a)	Bonuses for Messrs. Silver and Horrigan were earned by them in the year reported in the table and paid in the following year pursuant to the Company’s Senior Executive Performance Plan. Bonuses for Messrs. Allott and Lewis were earned by them in the year reported in the table and paid in the following year pursuant to their respective employment agreements. Bonuses for Mr. Beam were earned by him in the year reported in the table and paid in the following year pursuant to a performance incentive plan of Silgan Containers. Under such plan, executive officers and other key employees were awarded cash bonuses based on financial targets and organizational goals that were met.

(b)	On September 15, 2005, the Company effected a two-for-one stock split of its Common Stock in the form of a stock dividend. Amounts have been adjusted for such stock split.

(c)	In the case of Mr. Beam, this consists of amounts contributed by Silgan Containers for him to the grantor trust for the Silgan Containers Corporation Supplemental Executive Retirement Plan, or the Containers Supplemental Plan, and to the grantor trust for the Silgan Containers Corporation Deferred Incentive Savings Plan, or the Containers Savings Plan. The Containers Supplemental Plan is a nonqualified defined contribution plan that provides for contributions that are intended to make up for benefits not payable under qualified savings and pension plans of Silgan Containers because of certain limits imposed by the Internal Revenue Code of 1986, as amended, or the Code. The Containers Savings Plan is a nonqualified deferred compensation plan. For 2005, Silgan Containers contributed $234,970 under the Containers Supplemental Plan and $21,168 under the Containers Savings Plan for the benefit of Mr. Beam.

(d)	On March 1, 2006, Mr. Allott was elected Chief Executive Officer of the Company, and he is continuing to serve as President. Additionally, Messrs. Silver and Horrigan are continuing to serve as Co-Chairmen of the Board, but in a non-executive capacity, effective March 1, 2006.

(e)	Mr. Lewis joined the Company in August 2004.

(f)	This amount reflects 50,000 restricted stock units (as adjusted for the stock split effected on September 15, 2005) granted to Mr. Lewis on August 16, 2004 under the 2004 Stock Incentive Plan. These restricted stock units vest ratably over a five-year period beginning one year from the date of grant. Under the 2004 Stock Incentive Plan, a restricted stock unit represents the right to receive one share of our Common Stock. This amount has been calculated based on the average of the high and low sales prices (as adjusted for the stock split effected on September 15, 2005) of our Common Stock on August 16, 2004, the date of grant.

In the table below, we provide information concerning the exercise in 2005 of stock options by, and the value at December 31, 2005 of unexercised stock options of, each of the Named Executive Officers.

Aggregate Option Exercises In 2005 And Option Values At December 31, 2005

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005(a)		Value of Unexercised in-the-Money Options at December 31, 2005(b)
			Exercisable	Unexercisable	Exercisable	Unexercisable
R. Philip Silver	—	—	—	—	—	—
D. Greg Horrigan	—	—	—	—	—	—
Anthony J. Allott	—	—	160,000	140,000	$3,094,000	$2,929,000
James D. Beam	—	—	197,000	17,000	$5,566,360	$332,860
Robert B. Lewis	—	—	8,000	32,000	$101,160	$404,640

(a)	On September 15, 2005, the Company effected a two-for-one stock split of its Common Stock in the form of a stock dividend. Amounts have been adjusted for such stock split.

(b)	The value of an unexercised option is based upon the difference between $36.12, the closing sales price for a share of our Common Stock on the last business day of 2005 (December 30, 2005) as quoted by the Nasdaq National Market System, and the exercise price per share of our Common Stock for such option.

In the table below we provide information about equity securities of the Company authorized for issuance under all of the Company’s equity compensation plans. The information is as of December 31, 2005.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	1,257,948(3)	$13.51	1,550,144(4)
Equity compensation plans not approved by security holders	—	—	—
Total	1,257,948	$13.51	1,550,144

(1)	This column contains information regarding options to purchase our Common Stock and restricted stock units that represent the right to receive our Common Stock only. We do not have any warrants or other rights outstanding.

(2)	This column contains the weighted average exercise price for all options outstanding under our 1989 Amended and Restated Stock Option Plan, or the 1989 Plan, our 2002 Non-Employee Directors Stock Option Plan, or the Directors Plan, and the 2004 Stock Incentive Plan.

(3)	This includes options to purchase 1,111,320 shares of our Common Stock granted under the 1989 Plan, options to purchase 18,000 shares of our Common Stock granted under the Directors Plan, options to purchase 40,000 shares of our Common Stock granted under the 2004 Stock Incentive Plan and restricted stock units that represent the right to receive 88,628 shares of our Common Stock granted under the 2004 Stock Incentive Plan.

(4)	This consists of awards related to shares of our Common Stock available for future issuance under the 2004 Stock Incentive Plan.

Pension Plans

The Company has established pension plans covering a substantial number of its salaried employees. These pension plans are defined benefit plans intended to be qualified pension plans under Section 401(a) of the Code under which pension costs are determined annually on an actuarial basis with contributions made accordingly.

The table below illustrates the estimated annual normal retirement benefits that are payable under the pension plan, or the Containers Pension Plan, covering salaried employees of Silgan Containers and Silgan Holdings (other than Messrs. Silver and Horrigan (who were employees of Silgan Holdings until March 1, 2006) and Messrs. Allott and Lewis, none of whom participate in any pension plan of the Company). The benefit levels assume retirement at age 65, the years of service shown, continued existence of the Containers Pension Plan without substantial change and payment in the form of a single life annuity.

Containers Pension Plan Table

Final Average Earnings	Years of Service
	10	15	20	25	30	35
$100,000	$9,917	$17,351	$25,059	$32,768	$40,477	$48,185
150,000	15,917	27,588	39,672	51,756	63,839	75,923
200,000	21,917	37,826	54,284	70,743	87,202	103,660
250,000	27,917	48,063	68,897	89,731	110,564	131,398
300,000	33,917	58,301	83,509	108,718	133,927	159,135
350,000	39,917	68,538	98,122	127,706	157,289	186,873
400,000	45,917	78,776	112,734	146,693	180,652	214,610
450,000	51,917	89,013	127,347	165,681	204,014	242,348
500,000	57,917	99,251	141,959	184,668	227,377	270,085
550,000	63,917	109,488	156,572	203,656	250,739	297,823
600,000	69,917	119,726	171,184	222,643	274,102	325,560
650,000	75,917	129,963	185,797	241,631	297,464	353,298

Benefits under the Containers Pension Plan are based on the participant’s average base pay (the “Salary” column in the Summary Compensation Table) over the final three years of employment. The amount of average base pay taken into account for any year is limited by Section 401(a)(17) of the Code, which imposes a cap of $210,000 (to be indexed for inflation) on compensation taken into account for 2005. Benefits under the Containers Pension Plan are not subject to any deduction for social security or other offset amounts.

As of December 31, 2005, Mr. Beam, the only Named Executive Officer who is an eligible participant under the Containers Pension Plan, had approximately eighteen years of credited service under the Containers Pension Plan. Mr. Beam also participates in the Containers Supplemental Plan, a nonqualified defined contribution plan that provides for contributions that are intended, among other things, to make up for benefits not payable under the Containers Pension Plan due to Code limitations. Amounts contributed by Silgan Containers for Mr. Beam under the Containers Supplemental Plan are included in the “All Other Compensation” column of the Summary Compensation Table.

The table below illustrates the estimated annual normal retirement benefits that are payable under the pension plan, or the Plastics Pension Plan, covering substantially all of the salaried employees of Silgan Plastics.

The benefit levels assume retirement age at 65, the years of service shown, continued existence of the Plastics Pension Plan without substantial change and payment in the form of a single life annuity.

Plastics Pension Plan Table

Final Average Earnings	Years of Service
	10	15	20	25	30	35
$100,000	$11,000	$16,500	$22,000	$27,500	$33,000	$38,500
150,000	16,500	24,750	33,000	41,250	49,500	57,750
200,000	22,000	33,000	44,000	55,000	66,000	77,000
250,000	27,500	41,250	55,000	68,750	82,500	96,250
300,000	33,000	49,500	66,000	82,500	99,000	115,500
350,000	38,500	57,750	77,000	96,250	115,500	134,750
400,000	44,000	66,000	88,000	110,000	132,000	154,000
450,000	49,500	74,250	99,000	123,750	148,500	173,250
500,000	55,000	82,500	110,000	137,500	165,000	192,500
550,000	60,500	90,750	121,000	151,250	181,500	211,750
600,000	66,000	99,000	132,000	165,000	198,000	231,000
650,000	71,500	107,250	143,000	178,750	214,500	250,250

Benefits under the Plastics Pension Plan are based on the participant’s average total cash compensation (the “Salary” and “Bonus” columns in the Summary Compensation Table) over the final 36 months of employment or over the highest three of the final five calendar years of employment, whichever produces the greater average compensation. In computing this average, compensation for any year cannot exceed 125% of base pay. Compensation used in determining benefits is also limited by Section 401(a)(17) of the Code, which imposes the cap indicated above.

Benefits under the Plastics Pension Plan are determined based on two methods. Under the first method, the Plastics Pension Plan provides for benefits based on a formula without any offset for social security. Most of Silgan Plastics’ officers are eligible participants under the Plastics Pension Plan based on this first method and the above table is based on this first method. Under the second method, benefits under the Plastics Pension Plan are based on one of three formulas, one of which provides for an offset for social security. Additionally, officers of Silgan Plastics are eligible to participate in the Plastics Supplemental Plan, a nonqualified defined contribution plan that provides for contributions that are intended, among other things, to make up for benefits not payable under the Plastics Pension Plan due to Code limitations.

Employment Agreements

Anthony J. Allott, President and Chief Executive Officer of the Company, entered into an employment agreement with the Company in April 2004. Mr. Allott’s employment agreement provides for, among other things, a severance benefit if Mr. Allott is terminated by the Company without cause in an amount equal to (i) the sum of his then current annual salary plus (ii) his annual bonus, calculated at the then current maximum amount payable as previously approved by the Compensation Committee (for 2006, 100% of his then current salary).

Robert B. Lewis, Executive Vice President and Chief Financial Officer of the Company, is entitled to a severance benefit, as provided in an employment letter from the Company dated June 30, 2004, if Mr. Lewis is terminated by the Company without cause in an amount equal to (i) the sum of his then current salary plus (ii) his annual bonus, calculated at 30% of his then current salary.

James D. Beam, President of Silgan Containers, has entered into an employment agreement with Silgan Containers. The initial term of his employment agreement was three years from its effective date, and the term has been, and will continue to be, automatically extended for successive one year periods unless terminated pursuant to the terms of his employment agreement. Mr. Beam’s employment agreement provides for, among other things, a minimum severance benefit equal to his then current base salary and benefits for a period of up to one year following termination if (i) Mr. Beam is terminated by Silgan Containers for any reason other than death, disability or for cause as specified in his employment agreement or (ii) Mr. Beam voluntarily terminates his employment due to a demotion, all as specified in his employment agreement.

REPORT ON EXECUTIVE COMPENSATION

General

The goals of the Company’s executive compensation program are as follows: (i) to attract and retain executives and to provide fair compensation to them taking into account the responsibilities undertaken by them; (ii) to motivate the Company’s executives to achieve the Company’s business strategy; and (iii) to align the interests of the Company’s executives and stockholders through the granting or awarding of equity based compensation. The principal components of the Company’s executive officer compensation program are base salary, annual cash bonuses and equity based compensation. Certain of the Company’s executive officers also receive additional forms of compensation as described in the Summary Compensation Table of this Proxy Statement and footnote (c) to the Summary Compensation Table and in the section in this Proxy Statement titled “Executive Compensation—Pension Plans.” For 2005, the Compensation Committee approved the compensation of all executive officers of the Company, including all Named Executive Officers.

Base Salary

Base salaries for the Company’s executive officers are determined, in part, through general geographic market conditions and comparisons with companies in the packaging industry and other companies with which the Company competes for personnel. Additionally, other factors are considered such as individual experience and performance and the overall performance of the Company. Each executive’s base salary is reviewed on an annual basis and may be adjusted, consistent with the terms of any applicable employment agreement, based on (i) the individual’s contribution to the Company over the preceding year; (ii) a change in the individual’s responsibilities over the preceding year; (iii) any change in median competitive pay levels; or (iv) a general increase in the cost of living.

Annual Cash Bonuses

Annual cash bonuses are paid to Messrs. Silver and Horrigan for the period of their employment with the Company (for 2006, until March 1, 2006) pursuant to the Company’s Senior Executive Performance Plan. At the beginning of each year, the Compensation Committee establishes one or more performance goals and related performance goal targets for such year pursuant to the Senior Executive Performance Plan. Following such year, the Compensation Committee certifies the extent to which the performance goal targets for such year were met and then cash bonuses are paid accordingly to Messrs. Silver and Horrigan pursuant to the Senior Executive Performance Plan. Annual cash bonuses are paid to Messrs. Allott and Lewis pursuant to their employment agreements based on the same performance goal targets established by the Compensation Committee pursuant to the Senior Executive Performance Plan and the extent to which such performance goal targets were met. As described in the section of this Proxy Statement titled “Approval of the Amendment to the Silgan Holdings Inc. Senior Executive Performance Plan,” the Compensation Committee approved an amendment to the Senior Executive Performance Plan on March 1, 2006, subject to approval by the stockholders at the Meeting. The amendment to the Senior Executive Performance Plan solely relates to the addition of Anthony J. Allott, our new Chief Executive Officer, as a person eligible to participate in the plan, and to the establishment of a maximum cash bonus amount payable to Mr. Allott under the plan for each year. Annual cash bonuses are paid to the other officers of the Company calculated on the basis of a weighted average of the levels of bonuses paid to officers of the Company’s business units. Annual cash bonuses are paid in the beginning of the year following the year in which they are earned.

Annual cash bonuses are paid to officers of the Company’s business units based upon such business unit achieving certain financial targets and, in some years, meeting certain organizational goals. The financial target levels and, if applicable, organizational goals of the Company’s business units for a given year are established at the beginning of such year. The amount of the bonus of each such officer is determined by a formula which calculates such bonus based on the percentage that the actual applicable financial target represents of the applicable financial target level and, if applicable, based on whether such organizational goals were met. In the case of officers of Silgan Containers, a portion of their annual cash bonuses for 2005 was payable to them if Silgan Containers met certain organizational goals as established by the Compensation Committee at the beginning of the year, including management development, market related, operational and safety, working capital management, cost management and financial reporting goals. In the case of officers of Silgan Plastics, a portion of their annual cash bonuses for 2005 was payable to them if Silgan Plastics met certain organizational goals as established by the Compensation Committee at the beginning of the year, including working capital management goals and in some cases completion of a strategic planning effort. Annual cash bonuses are paid in the beginning of the year following the year in which they are earned.

Stock Plans

The Compensation Committee of the Board of Directors is responsible for administering the 2004 Stock Incentive Plan. The Compensation Committee selects or approves award recipients, sets the terms and conditions of awards, makes adjustments to outstanding awards and to the share reserve as permitted by the 2004 Stock Incentive Plan, interprets the 2004 Stock Incentive Plan and prescribes rules for administering the 2004 Stock Incentive Plan. While the Compensation Committee is permitted to amend outstanding awards, it is not permitted to reduce the exercise price of any outstanding stock option or stock appreciation right without obtaining approval of the stockholders of the Company. The 2004 Stock Incentive Plan currently forms the basis of the Company’s long-term incentive compensation plan. The Compensation Committee believes that placing a portion of compensation in the form of equity achieves certain objectives: it aligns the interest of the Company’s executive officers and key employees with those of the Company’s stockholders; it gives executive officers and key employees a significant long-term interest in the Company’s success; and it helps the Company attract and retain executive officers and key employees. In determining to whom awards are granted, the terms of awards and the amount of an award for an executive officer or key employee, the Compensation Committee primarily considers the value of unvested awards previously granted and the prospective value of the awards to be granted. In 2005, no stock options were granted under the 2004 Stock Incentive Plan and restricted stock units, representing the right to receive an aggregate of 21,000 shares of our Common Stock, were awarded under the 2004 Stock Incentive Plan to three key employees of the Company’s subsidiaries. No awards were made to any of the Named Executive Officers listed in the Summary Compensation Table in 2005 under the 2004 Stock Incentive Plan. Additionally, in March 2005, the Compensation Committee fixed and established performance criteria for the Company’s 2005 fiscal year for potential grants of restricted stock units in 2006 under the 2004 Stock Incentive Plan to certain officers and other key employees of the Company and its subsidiaries. The performance criteria selected by the Compensation Committee was the Company’s earning before interest expense, provision for income taxes, depreciation and amortization expenses, or EBITDA, and the minimum level of performance required to be attained was based on the Company’s EBITDA for 2004.

Compensation of Co-Chief Executive Officers

For 2005, the base salary for each of Messrs. Silver and Horrigan was $766,875. The Compensation Committee used the factors described above under “Base Salary” to set Messrs. Silver’s and Horrigan’s base salary for 2005.

Additionally, for 2005, each of Messrs. Silver and Horrigan was awarded bonuses of $1,669,692 pursuant to the Company’s Senior Executive Performance Plan. They were awarded such bonuses because the maximum performance goal target relating to such bonuses established by the Compensation Committee pursuant to the Senior Executive Performance Plan at the beginning of 2005 was achieved in 2005. The amount of the bonuses awarded was the maximum amount that could be awarded to Messrs. Silver and Horrigan for 2005 under the Senior Executive Performance Plan. The performance goal for 2005 was based on the Company’s EBITDA, and the maximum performance goal target for 2005 was based on the Company’s EBITDA for 2004.

Tax Deductibility

Section 162(m) of the Code disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to an individual who is the chief executive officer or any of the four most highly compensated executive officers (other than the chief executive officer) employed by such corporation (or a member of its affiliated group) on the last day of such taxable year, but does allow a deduction for “performance-based compensation” in excess of $1 million the material terms of which are disclosed to and approved by stockholders. The Company’s intention is to maximize the tax deductibility of its compensation programs. However, because the Company believes that the use of prudent judgment in determining compensation levels is in the best interests of the Company and its stockholders, under some circumstances it may determine to pay amounts of compensation that may not be fully deductible. The Company reserves the right to use prudent judgment in establishing compensation policies to attract and retain qualified executives to manage the Company and to reward such executives for outstanding performance, while taking into consideration the financial impact of such actions on the Company.

By the Compensation Committee of the Board of Directors:

Jeffrey C. Crowe

John W. Alden

William C. Jennings

Edward A. Lapekas

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2005, the Compensation Committee of our Board of Directors consisted of Messrs. Crowe, Alden, Jennings and Lapekas. During 2005, none of our executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of our Board of Directors, (ii) a director of another entity, one of whose executive officers served on our Board of Directors, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board of Directors. As described in the section of this Proxy Statement titled “Certain Relationships and Related Transactions—Other,” Landstar, a company of which Mr. Crowe is Chairman of the Board, provided transportation services to our subsidiaries in 2005 and is expected to continue to provide transportation services to our subsidiaries in 2006, all on terms, we believe, no less favorable to us than provided generally to Landstar’s other customers.

COMPANY PERFORMANCE

The graph below compares the Company’s Common Stock performance for the five year period ended December 31, 2005 with the performance of the Dow Jones Containers & Packaging Index and the Standard & Poor’s 500 Composite Stock Price Index, or the S&P 500 Index, for the same period by valuing the changes in common stock prices from December 31, 2000 through December 31, 2005 plus reinvested dividends. The companies included in the Dow Jones Containers & Packaging Index are: AptarGroup, Inc.; Ball Corporation; Bemis Company, Inc.; Chesapeake Corporation; Crown Holdings, Inc.; Owens-Illinois, Inc.; Packaging Corporation of America; Pactiv Corporation; Sealed Air Corporation; Smurfit Stone Container Corporation; Sonoco Products Company; and Temple-Inland, Inc. The graph below assumes in each case an initial investment of $100.00 on December 31, 2000 plus reinvestment of dividends, with the investment in the Dow Jones Containers & Packaging Index weighted on the basis of market capitalization.

Comparison Of Cumulative Total Return Among Silgan Holdings Inc.,

Dow Jones Containers & Packaging Index and S&P 500 Index

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

In the table below, we provide information, as of the Record Date, with respect to the beneficial ownership of our Common Stock by (i) each current director and each Named Executive Officer of the Company, (ii) each person or entity who is known by the Company to own beneficially more than 5% of our Common Stock and (iii) by all executive officers and directors of the Company as a group. Except as otherwise described below, each of the persons named in the table below has sole voting and investment power with respect to the securities beneficially owned.

	Number of Shares of Common Stock Owned	Percentage Ownership of Common Stock(1)
R. Philip Silver(2)	6,864,338	18.42%
D. Greg Horrigan(3)	6,473,578	17.37%
John W. Alden(4)	15,282	*
Jeffrey C. Crowe(5)	13,282	*
William C. Jennings(6)	7,282	*
Edward A. Lapekas(7)	11,942	*
Anthony J. Allott(8)	232,000	*
James D. Beam(9)	397,546	1.06%
Robert B. Lewis(10)	28,600	*
FMR Corp. and related parties(11)	2,763,295	7.41%
All executive officers and directors as a group(14 persons)(12)	14,278,542	37.63%

(1)	An asterisk denotes beneficial ownership of 1% or less of our Common Stock.

(2)	Mr. Silver is a Director of the Company. The amount beneficially owned by Mr. Silver includes (a) 5,297,403 shares of our Common Stock owned directly by him over which he has sole voting and dispositive power, (b) 1,258,539 shares of our Common Stock owned by the Robert Philip Silver 2002 GRAT Article III Trust for Benefit of Spouse and Descendants (of which Mr. Silver’s spouse is a co-trustee), over which Mr. Silver may be deemed to have shared voting and dispositive power, and (c) 308,396 shares of our Common Stock owned by the Silver Family Limited Partnership of which he is the sole general partner with sole voting and dispositive power. The address for Mr. Silver is 4 Landmark Square, Stamford, Connecticut 06901.

(3)	Mr. Horrigan is a Director of the Company. The amount beneficially owned by Mr. Horrigan includes (a) 6,165,182 shares of our Common Stock owned directly by him and over which he has sole voting and dispositive power, and (b) 308,396 shares of our Common Stock owned by the Horrigan Family Limited Partnership of which he is the sole general partner with sole voting and dispositive power. The address for Mr. Horrigan is 4 Landmark Square, Stamford, Connecticut 06901.

(4)	Mr. Alden is a Director of the Company. The number of shares of our Common Stock owned by Mr. Alden includes 6,000 shares of our Common Stock owned by him, 6,000 shares of our Common Stock that may be acquired by him through the exercise of vested stock options granted pursuant to the Directors Plan, 1,500 shares of our Common Stock that are issuable to him related to vested restricted stock units granted to him pursuant to the 2004 Stock Incentive Plan for which he has deferred receipt, and 1,782 shares of our Common Stock that will be issuable to him related to restricted stock units granted to him pursuant to the 2004 Stock Incentive Plan that will vest within 60 days after the Record Date.

(5)	Mr. Crowe is a Director of the Company. The number of shares of our Common Stock owned by Mr. Crowe includes 5,500 shares of our Common Stock owned by him, 6,000 shares of our Common Stock that may be acquired by him through the exercise of vested stock options granted pursuant to the Directors Plan, and 1,782 shares of our Common Stock that will be issuable to him related to restricted stock units granted to him pursuant to the 2004 Stock Incentive Plan that will vest within 60 days after the Record Date.

(6)

Mr. Jennings is a Director of the Company. The number of shares of our Common Stock owned by Mr. Jennings includes 4,000 shares of our Common Stock owned by him, 1,500 shares of our Common Stock that are issuable to him related to vested restricted stock units granted to him pursuant to the 2004

Stock Incentive Plan for which he has deferred receipt, and 1,782 shares of our Common Stock that will be issuable to him related to restricted stock units granted to him pursuant to the 2004 Stock Incentive Plan that will vest within 60 days after the Record Date.

(7)	Mr. Lapekas is a Director of the Company. The number of shares of our Common Stock owned by Mr. Lapekas includes 2,660 shares of our Common Stock owned by him, 6,000 shares of our Common Stock that may be acquired by him through the exercise of vested stock options granted pursuant to the Directors Plan, 1,500 shares of our Common Stock that are issuable to him related to vested restricted stock units granted to him pursuant to the 2004 Stock Incentive Plan for which he has deferred receipt, and 1,782 shares of our Common Stock that will be issuable to him related to restricted stock units granted to him pursuant to the 2004 Stock Incentive Plan that will vest within 60 days after the Record Date.

(8)	The number of shares of our Common Stock owned by Mr. Allott includes 12,000 shares of our Common Stock owned by Mr. Allott and 220,000 shares of our Common Stock that may be acquired by Mr. Allott through the exercise of (i) vested stock options granted pursuant to the 1989 Plan and (ii) stock options granted pursuant to the 1989 Plan that will vest within 60 days after the Record Date.

(9)	The number of shares of our Common Stock owned by Mr. Beam includes 200,546 shares of our Common Stock owned by Mr. Beam and 197,000 shares of our Common Stock that may be acquired by Mr. Beam through the exercise of (i) vested stock options granted pursuant to the 1989 Plan and (ii) stock options granted pursuant to the 1989 Plan that will vest within 60 days after the Record Date.

(10)	The number of shares of our Common Stock owned by Mr. Lewis includes 20,600 shares of our Common Stock owned by Mr. Lewis and 8,000 shares of our Common Stock that may be acquired by Mr. Lewis through the exercise of vested stock options granted pursuant to the 2004 Stock Incentive Plan.

(11)	This information is based solely upon our review of Amendment No. 5 to Schedule 13G filed by FMR Corp. and certain related parties with the Securities and Exchange Commission on or about February 14, 2006, reporting beneficial ownership as of December 31, 2005. FMR Corp. is a parent holding company which, along with Edward C. Johnson 3d (the Chairman of FMR Corp.), reports that it has the sole power to dispose or direct the disposition of 2,763,295 shares of our Common Stock and the sole power to vote or direct the voting of 893,731 of such shares beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. Voting power with respect to the remainder of the shares is held by the boards of trustees of the respective funds which own the shares. Fidelity International Limited is an advisor to several international funds and reports that it is an affiliate of FMR Corp. (though disclaims “group” status) and that it has the sole power to dispose or direct the disposition of and to vote or direct the voting of 184,400 shares of our Common Stock. The business address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(12)	The number of shares of our Common Stock owned by all executive officers and directors of the Company as a group includes (i) 667,192 shares of our Common Stock that may be acquired through the exercise of (a) vested stock options granted pursuant to the 1989 Plan, the Directors Plan and the 2004 Stock Incentive Plan and (b) stock options granted pursuant to the 1989 Plan that will vest within 60 days after the Record Date and (ii) 11,628 shares of our Common Stock that are issuable related to (a) vested restricted stock units granted pursuant to the 2004 Stock Incentive Plan for which receipt has been deferred and (b) restricted stock units granted pursuant to the 2004 Stock Incentive Plan that will vest within 60 days after the Record Date.

AUTHORIZATION AND APPROVAL OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF THE COMPANY

You are being asked to authorize and approve the Amended and Restated Certificate of Incorporation of the Company. The Amended and Restated Certificate of Incorporation amends and restates the Company’s current Restated Certificate of Incorporation dated February 11, 1997. The Board of Directors approved the Amended and Restated Certificate of Incorporation by a unanimous written consent dated as of April 10, 2006, subject to authorization and approval by the stockholders at the Meeting, and directed that the Amended and Restated Certificate of Incorporation be submitted for approval of the stockholders at the Meeting. A marked version of the Amended and Restated Certificate of Incorporation indicating the modifications from the Company’s Restated Certificate of Incorporation is set forth in Exhibit A to this Proxy Statement.

Purpose and Principal Changes

The Amended and Restated Certificate of Incorporation, among other things, increases the size of our Board of Directors from six members to seven members. If the Amended and Restated Certificate of Incorporation is approved by the stockholders at the Meeting, our Board of Directors intends to fill the vacancy resulting from such increase by electing Anthony J. Allott, our President and Chief Executive Officer, as a Class III Director. The Board of Directors believes that at least one of its members should be an executive officer of the Company. Mr. Allott’s term of office as a director would expire at the same time as the term of office would expire for our other Class III Directors in 2009. Other proposed changes in the Amended and Restated Certificate of Incorporation are being made to update information therein and to eliminate provisions regarding officers of the Company which are in the purview of the By-Laws of the Company. Specific changes include:

Article FOURTH:

•	Amending Paragraph A to change the size of the Company’s Board of Directors from six directors to seven directors and to indicate that there will be two Class I Directors, two Class II Directors and three Class III Directors. None of the current members of the Board of Directors is an executive officer of the Company and, therefore, the Board of Directors has decided to increase its size by one director so that an executive officer can be appointed as a member of the Board of Directors.

Article FIFTH:

•	Amending Paragraph 17 by deleting the references to The Morgan Stanley Leveraged Equity Fund II, L.P. This update to the Amended and Restated Certificate of Incorporation is being made because this reference is dated since such fund is no longer, and has not been for some time, a stockholder of the Company.

•	Deleting former Paragraph 21 in its entirety. This update to the Amended and Restated Certificate of Incorporation is being made because the management agreement with S&H Inc. referred to in that paragraph was terminated several years ago.

Former Article SEVENTH:

•	Deleting applicable provisions of this Article regarding officers of the Company, which are contained in the By-Laws of the Company. Generally, under applicable Delaware law, officers are appointed by directors rather than stockholders and directors prescribe the duties and powers of officers. Therefore, it is much more customary that by-laws, which can be amended by directors, contain provisions regarding officers rather than certificates of incorporation. If the Amended and Restated Certificate of Incorporation of the Company is approved by the stockholders at the Meeting, the Board of Directors intends to amend the Company’s By-Laws to reflect the Company’s current organizational structure. Such amendment to the Company’s By-Laws will (i) provide that the Chairman of the Board or Co-Chairmen of the Board may or may not be executive officers of the Company, (ii) add provisions for the officer positions of Chief Executive Officer and Chief Financial Officer and describe their duties and powers and (iii) clarify the duties of other officers of the Company.

Article EIGHTH (Former Article NINTH):

•	Amending the definition of “Bank Financing.” This update to the Amended and Restated Certificate of Incorporation is being made to change the reference in the definition to the Company’s new Credit Agreement, dated as of June 30, 2005 as in effect from time to time rather than a prior credit agreement.

Voting Required

Stockholder approval of the Amended and Restated Certificate of Incorporation requires the favorable vote of a majority of the shares of our Common Stock present in person or by proxy at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AUTHORIZATION AND APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY.

APPROVAL OF THE AMENDMENT TO THE SILGAN HOLDINGS INC.

SENIOR EXECUTIVE PERFORMANCE PLAN

You are being asked to approve the amendment to the Silgan Holdings Inc. Senior Executive Performance Plan and the material terms of the performance goals under the plan, as amended. This plan was adopted by the Board of Directors and the Compensation Committee of the Board of Directors on February 27, 2003, and adopted by our stockholders at our annual meeting of stockholders on June 5, 2003. The purpose of the plan is to attract and retain certain senior executives and motivate these senior executives to promote the profitability and growth of the Company, as well as to maximize the deductibility for tax purposes of compensation payable to these senior executives. The plan provides for payments of annual cash bonuses to these senior executives based on the attainment of pre-established performance goals for each fiscal year.

The Compensation Committee approved an amendment to the Senior Executive Performance Plan on March 1, 2006, subject to approval by the stockholders at the Meeting. The amendment to the Senior Executive Performance Plan solely relates to the addition of Anthony J. Allott, our new Chief Executive Officer, as a person eligible to participate in the plan, and to the establishment of a maximum cash bonus amount payable to Mr. Allott under the plan for each year.

A copy of the Amendment to the Senior Executive Performance Plan is set forth in Exhibit B to this Proxy Statement.

Voting Required

Stockholder approval of the amendment to the Senior Executive Performance Plan and the material terms of the performance goals under the plan, as amended, is required under Internal Revenue Service regulations in order to preserve the Company’s federal income tax deduction of payments made under the plan to these senior executives. Stockholder approval requires the favorable vote of a majority of shares of our Common Stock present in person or by proxy at the Meeting.

Purpose of the Proposal

Section 162(m) of the Code sets limits on the Company’s federal income tax deduction for compensation paid in a taxable year to an individual who, on the last day of the taxable year, was (i) the Chief Executive Officer of the Company or (ii) among the four other most highly compensated executive officers of the Company whose compensation is reported in the Summary Compensation Table. “Qualified performance-based compensation,” which can include cash bonuses payable upon attainment of pre-established performance goals, is not subject to this tax deduction limit if certain conditions are met. One of the conditions is stockholder approval of the material terms of the performance goals under which the compensation will be paid. If stockholders approve the amendment to the Senior Executive Performance Plan and the material terms of the performance goals under the plan, as amended, at the Meeting, then the compensation payable to Mr. Allott under the plan should be deductible for tax purposes. On March 1, 2006, the Company’s Compensation Committee approved, subject to approval by the stockholders at the Meeting of the amendment to the plan, the payment of an annual bonus for Mr. Allott for 2006 of up to 100% of his annual salary for 2006, with the amount of such annual bonus being calculated pursuant to a formula based on the Company’s earnings before interest expense, provision for income taxes, depreciation and amortization expenses for 2006 as compared to the Company’s earnings before interest expense, provision for income taxes, depreciation and amortization expenses for 2005.

If stockholders do not approve the amendment to the Senior Executive Performance Plan at the Meeting, then the amendment to the plan will not be implemented. In such event, the Compensation Committee has nevertheless approved the payment of a cash bonus to Mr. Allott for 2006 in an amount up to 100% of his annual salary for 2006, with the amount of such annual bonus being calculated on the same basis as it would have been calculated under the plan for 2006 had the amendment to the plan been approved by the stockholders at the Meeting, provided that in accordance with Section 162(m) of the Code the Company may not be able to deduct for tax purposes all amounts received by Mr. Allott as a bonus in 2006.

Material Terms of the Performance Goals under the Plan

The material terms of the performance goals used to determine compensation payable under the plan consist of (i) the class of employees eligible to receive these cash bonuses; (ii) the types of business criteria on which the payments of cash bonuses are based; and (iii) the maximum amounts of cash bonuses that can be paid during a specified period to any senior executive under the plan.

Eligible Class: The amendment to the plan provides that cash bonuses under the plan may only be paid to Anthony J. Allott, the current President and Chief Executive Officer of the Company, and R. Philip Silver and D. Greg Horrigan, the Co-Chief Executive Officers of the Company until March 1, 2006. Messrs. Silver and Horrigan are entitled to receive payments under the plan on a pro rata basis for their service as Co-Chief Executive Officers until March 1, 2006, on which date they ceased to be employees of the Company and thus are no longer eligible to participate in the plan for periods from and after March 1, 2006.

Business Criteria: To determine whether cash bonuses will be paid under the plan and the amount of such cash bonuses, the Compensation Committee sets performance goals for each fiscal year of the Company. The performance goals will be based on the attainment by the Company of specified levels of various measures, which shall include one or more of the following: (i) net income; (ii) earnings per share; (iii) income from operations; (iv) earnings before interest expense and provision for income taxes (EBIT); (v) earnings before interest expense, provision for income taxes, depreciation and amortization expenses (EBITDA); (vi) economic value added; (vii) return on net assets; (viii) return on total assets; (ix) free cash flow from operations; (x) return on invested capital; (xi) return on stockholders’ equity; (xii) expense reduction; (xiii) working capital; (xiv) total shareholder return; and (xv) stock price performance of the Company’s Common Stock. On March 1, 2006, the Compensation Committee set a performance goal under the plan for the performance period of fiscal year 2006. The amount payable to each of the participating executives under the plan for 2006 shall be determined pursuant to a formula based on the Company’s EBITDA for 2006 as compared to the Company’s EBITDA for 2005.

The Compensation Committee may elect to exclude in measuring performance under any of these business criteria (i) unusual gains and unusual losses, (ii) the amount of all charges and expenses incurred or income earned in connection with any refinancing, restructuring, rationalization, recapitalization or reorganization involving the Company and its subsidiaries, (iii) the cumulative effects of accounting changes, (iv) discontinued operations, and (v) businesses, units, divisions, subsidiaries or other entities sold or acquired.

Maximum Amounts: For the fiscal year beginning January 1, 2006, the maximum cash bonus payable to all of the senior executives under the plan is $1,319,691. The maximum cash bonus payable to each of Messrs. Silver and Horrigan for fiscal year 2006 is $278,282. This amount represents a pro-rated amount of $1,669,692

(the maximum cash bonus that would have been payable to each of Messrs. Silver and Horrigan for the entire fiscal year 2006), reflecting the fact that they retired as Co-Chief Executive Officers on March 1, 2006 and were therefore not eligible to continue participating in the plan beyond their last date of employment. The amendment to the plan does not increase the maximum cash bonus amount payable to Messrs. Silver or Horrigan from last year. Assuming that the amendment to the plan is approved by our stockholders at the Meeting, the maximum cash bonus payable to Mr. Allott for fiscal year 2006 is $763,127 (100% of his projected annual salary for 2006).

Other Features of the Senior Executive Performance Plan

The plan is administered by the Compensation Committee, which is comprised solely of “outside directors” meeting the requirements of the regulations under Code Section 162(m). Not later than 90 days after the beginning of each fiscal year, the Compensation Committee will establish in writing the business criteria that will be used to measure performance for such fiscal year, the specific target levels of performance required to achieve payment of cash bonuses, the method by which achievement of those targets will be measured and the maximum award for Mr. Allott for such fiscal year. Following the end of each fiscal year, the Compensation Committee will certify in writing the extent to which those targets have been attained, and, if the targets have been attained, cash bonuses will be paid as soon as practicable after the Compensation Committee makes its written certification.

The Compensation Committee has full authority to interpret the plan, establish rules and regulations relating to the operation of the plan, determine the amount of any cash bonuses under the plan, and make all determinations and take all other actions necessary or appropriate for the proper administration of the plan.

The plan may be terminated, amended or modified at any time by the unanimous vote of the members of the Compensation Committee. No amendment requiring stockholder approval under Code Section 162(m) or the Securities Exchange Act of 1934, as amended, or the Exchange Act, will be implemented without such approval, and no amendment adversely affecting a person’s rights to cash bonuses previously granted under the plan can be implemented without the agreement of such person.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE SILGAN HOLDINGS INC. SENIOR EXECUTIVE PERFORMANCE PLAN AND THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE PLAN, AS AMENDED.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors of the Company has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. The Board of Directors of the Company is requesting ratification of this appointment by the stockholders of the Company. It should be noted however that, even if this appointment is ratified by the stockholders of the Company, the Audit Committee in their discretion may replace Ernst & Young LLP as the Company’s independent registered public accounting firm and appoint a new independent registered public accounting firm for the Company at any time during the year if they determine that such a change would be in the best interests of the Company. In fact, under the direction of the Audit Committee, management of the Company has initiated a bid process for the audit of the Company’s 2006 consolidated financial statements, precipitated by the significant increase in the Company’s audit fees over the last couple of years. At this time, management is in the process of obtaining bids from Ernst & Young LLP and other “big four” accounting firms and expects to submit those bids to the Audit Committee shortly for their review and determination as to whether to change the Company’s independent registered public accounting firm for 2006.

A representative of Ernst & Young LLP is expected to be present at the Meeting and to be available to respond to appropriate questions from those attending the Meeting, but is not otherwise expected to make a statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

Independent Registered Public Accounting Firm Fee Information

Audit Fees

Fees for audit services rendered by Ernst & Young LLP in 2005 and 2004 totaled $3.2 million and $3.6 million, respectively, in connection with the audit of the Company’s consolidated financial statements for such years, reviews of the Company’s unaudited financial statements included in its Quarterly Reports on Form 10-Q for such years, the audit of management’s assessment that the Company maintained effective internal control over financial reporting for such years and the audit of the effectiveness of the Company’s internal control over financial reporting for such years. Approximately $1.6 million and $2.0 million of the audit fees for 2005 and 2004, respectively, relate to the audit of management’s assessment that the Company maintained effective internal control over financial reporting for such years and the audit of the effectiveness of the Company’s internal control over financial reporting for such years.

Audit-Related Fees

Fees for audit-related services rendered by Ernst & Young LLP in 2005 and 2004 totaled $0.3 million and $0.1 million, respectively. Services provided in 2005 were in respect of due diligence related to the pending acquisition announced in February 2006 of Amcor Limited’s White Cap closures business in Europe, South America and Southeast Asia, employee benefit plan audits and examinations of certain contracts. Services provided in 2004 were in respect of employee benefit plan audits and examinations of certain contracts.

Tax Fees

Fees for tax services rendered by Ernst & Young LLP in each of 2005 and 2004 totaled $0.1 million. Such services consisted of tax compliance services and advice.

All Other Fees

In 2005 and 2004, Ernst & Young LLP did not render any other services to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers and persons holding more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. These directors, officers and ten percent stockholders are also required to furnish us with copies of all such filed reports.

Based solely upon a review of the copies of reports furnished to us and/or representations that no reports were required, other than as set forth below we believe that all of our directors, officers and ten percent stockholders complied with all filing requirements under Section 16(a) of the Exchange Act in 2005.

On March 8, 2006, Mr. Russell F. Gervais, President of Silgan Plastics, reported the sale of 25 shares of our Common Stock and the transfer of another 25 shares of our Common Stock in a Form 5 filed with the Securities and Exchange Commission. The sale occurred on January 12, 2005 and the transfer occurred on January 13, 2005. Such transactions should have been reported on Form 4s filed within two business days after each such date.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Stockholders may submit proposals on matters appropriate for stockholder action at our annual meetings consistent with the rules and regulations adopted by the Securities and Exchange Commission. Proposals to be considered for inclusion in the Proxy Statement and the form of proxy for our annual meeting of stockholders in 2007 must be received by us at our principal executive offices not later than January 3, 2007. In accordance with the Exchange Act and the rules and regulations promulgated under the Exchange Act, proxies solicited by our Board of Directors will confer discretionary voting authority with respect to any proposal raised at our annual meeting of stockholders in 2007 as to which the proponent has not notified us by March 19, 2007. Proposals should be directed to the attention of the General Counsel, Silgan Holdings Inc., 4 Landmark Square, Stamford, Connecticut 06901.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors and management have no knowledge of any other business matters that will be presented for consideration at the Meeting other than those referred to in this Proxy Statement. However, persons named in the accompanying proxy card shall have authority to vote such proxy as to any other matters that properly come before the Meeting and as to matters incidental to the conduct of the Meeting in accordance with their discretion.

By Order of the Board of Directors,

Frank W. Hogan, III

Secretary

Stamford, Connecticut

April 28, 2006

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SILGAN HOLDINGS INC.

PURSUANT TO SECTIONS 242 AND 245

OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

SILGAN HOLDINGS INC., a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on April 6, 1989, HEREBY CERTIFIES that this Amended and Restated Certificate of Incorporation, restating{~~, integrating~~} and amending its Restated Certificate of Incorporation, was duly proposed by its Board of Directors and adopted by its stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware{,} and that the capital of the Corporation is not being reduced under or by reason of any amendment in this Amended and Restated Certificate of Incorporation.

FIRST: The name of this corporation (the “Corporation”) is SILGAN HOLDINGS INC.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”), and, in general, to possess and exercise all the powers and privileges granted by the GCL or by any other law or by this Amended and Restated Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH: A. The number of directors of the Corporation constituting the entire Board of Directors shall be {~~six~~}seven. The Board of Directors shall be divided into three {~~equal~~ }classes{~~,~~} with the term of office of the first class (the “Class I Directors”) to expire at the {~~1998~~}2007 annual meeting of stockholders, the term of office of the second class (the “Class II Directors”) to expire at the {~~1999~~}2008 annual meeting of stockholders and the term of office of the third class (the “Class III Directors”) to expire at the {~~2000~~}2009 annual meeting of stockholders.{ ~~After the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the stockholders of the Corporation~~} There shall{ ~~elect the Board of~~} be two Class I Directors{ ~~of the Corporation at the 1997~~ }, two Class II Directors, and three Class III Directors. A director shall hold office until the annual{ ~~meeting of stockholders or by the consent in writing, in lieu of the 1997 annual meeting of stockholders, of the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a~~} meeting{ ~~at~~} of stockholders of the year in which {~~all shares entitled~~}such director’s term expires and until such director’s successor shall be elected and shall qualify, subject, however, to {~~vote thereon were present and voted~~}prior death, resignation or removal from office. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors (and not by the stockholders), acting by a majority of the directors then in office, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock (as defined in Article SIXTH) shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

B. At all meetings of the Board of Directors, a majority of the Directors then in office shall be required to constitute a quorum (“Quorum”) for the transaction of business. The approval of a majority of the entire Board of Directors, at a meeting at which a Quorum is present and acting throughout, shall be required to approve all matters submitted to the Board of Directors; provided, however, that the approval of a majority of the members of any committee of the Board of Directors shall be required to approve all matters submitted to such committee.

C. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of Section C of this Article shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

D. There shall be an Audit Committee consisting of two or more of the directors of the Corporation, who shall perform such functions as shall be established by the Board of Directors.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, provided that the Corporation may retain such qualified persons (as determined by the Board of Directors) to provide the Corporation with general management, supervision and administrative services relating to the operations of the Corporation.

Except as specifically authorized by the Board of Directors, approval of the following actions shall not be delegated to any officer, employee or agent of the Corporation:

1. Amendment of the Certificate of Incorporation or By-Laws of the Corporation or any of its subsidiaries.

2. Issuance, sale, purchase or redemption of any capital stock, warrants, options or other securities of the Corporation or any of its subsidiaries (other than, in the case of any issuance or sale, to the Corporation or any direct or indirect wholly owned subsidiary of the Corporation) except as may be otherwise provided in this Amended and Restated Certificate of Incorporation.

3. Sale of assets other than inventory to or from the Corporation or any of its subsidiaries in excess of $2 million (i) in one or a series of related transactions (regardless of the period of time in which such transaction or series of related transactions take place) or (ii) in any number of transactions within a six-month period.

4. Merger, consolidation, dissolution or liquidation of the Corporation or any of its subsidiaries.

5. Filing of any petition by or on behalf of the Corporation seeking relief under the federal bankruptcy act or similar relief under any law or statute of the United States or any state thereof.

6. Setting aside, declaration or making of any payment or distribution by way of dividend or otherwise to the Corporation’s stockholders (or setting dividend policy).

7. Incurrence (other than in the ordinary course of business) of new indebtedness (including capitalized leases, but excluding indebtedness incurred pursuant to debt instruments of the Corporation in existence on the date hereof and excluding indebtedness and guarantees thereof incurred under the Bank Financing (as defined in Article {~~NINTH~~}EIGHTH) pursuant to commitments approved by the Board of Directors) or any fixed or contingent liabilities in excess of $2 million.

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8. Creation or incurrence of a lien or encumbrance on the property of the Corporation or any of its subsidiaries, except for liens relating to the Bank Financing or other minor liens, including liens for taxes or those arising by operation of law, permitted to exist under the terms of the Bank Financing.

9. Guarantees in excess of $1 million of payment by or performance of obligations of third parties other than in the ordinary course of business.

10. The Corporation’s institution of, termination or settlement of litigation not in the ordinary course of the Corporation’s business (in each case where such litigation represents a case or controversy in excess of $2 million).

11. Surrendering or abandoning any property, tangible or intangible, or any rights having a book value in excess of $1 million.

12. Except as set forth in subsection 16 below with respect to leases which are not capitalized, any commitment of the Corporation (other than in the ordinary course of its business) which creates a liability or commitment in excess of $2 million.

13. Capital expenditures in excess of the amounts permitted under the Bank Financing.

14. Donations of money or property in excess of $100,000 in a single year.

15. Any investment of the Corporation or any of its subsidiaries in another corporation, partnership or joint venture in excess of $2 million (in one or a series or related transactions or in any number of transactions within six months).

16. Entering into any lease (other than a capitalized lease which shall be subject to the limitation set forth in subsection 12 above) of any assets of the Corporation located in any one place having a book value in excess of $4 million, or in excess of $1 million if the lease has a term of more than five years.

17. Entering into agreements or material transactions between the Corporation and a director or officer of the Corporation or any of {~~the following companies or their~~}its Affiliates (as defined in Article {~~NINTH~~}EIGHTH){~~: the Corporation and The Morgan Stanley Leveraged Equity Fund II, L.P., a Delaware limited partnership~~}.

18. Replacement of independent accountants for the Corporation or any of its subsidiaries.

19. Modification of significant accounting methods, practices, procedures and policies.

20. Removal of officers.

{~~21. Termination of, or amendment or waiver of any provision of, the Amended and Restated Management Services Agreement between the Corporation and S&H Inc.~~}

SIXTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 110,000,000 shares, consisting of 100,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

A. The rights, privileges and powers, including the voting powers, of each share of the Common Stock shall be identical, with each share of the Common Stock being entitled to one vote on all matters to come before the stockholders of the Corporation. Subject to any voting rights that may be conferred upon the holders of any series of the Preferred Stock established by the Board of Directors of the Corporation pursuant to authority herein provided, and except as otherwise provided herein or by law, the affirmative vote of the holders of not less than a majority of the outstanding shares of Common Stock shall be required for the approval of any matter to come before the stockholders of the Corporation.{ ~~Except as expressly provided in the third sentence of Article FOURTH hereof, no~~} No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the stockholders of the Corporation may not consent in writing, without a meeting, to the taking of any action.

B. The Board of Directors of the Corporation may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a

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dividend. When and as dividends are declared, other than dividends declared with respect to any outstanding Preferred Stock, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends.

C. Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

SEVENTH:{ ~~A.~~} {~~The Executive Officers of the Corporation shall be the Chairman of the Board of Directors, who shall preside at all meetings of the stockholders and of the Board of Directors, and the President. All officers of the Corporation shall serve until voluntary resignation or retirement, or removal by the Board of Directors in accordance with the provisions set forth herein. Any number of offices may be held by the same person, unless otherwise prohibited by law, this Restated Certificate of Incorporation or the By-Laws of the Corporation. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.~~}

{~~B. The Chairman of the Board and the President of the Corporation shall be nominated and elected to their positions, and may be removed from their positions, by a majority of the Board of Directors. All of the other officers of the Corporation shall be nominated by the Chairman of the Board and the President, and such other officers shall be elected to their positions, and may be removed from their positions, by a majority of the Board of Directors.~~}

{~~C. All officers of the Corporation shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.~~}{~~EIGHTH:~~ }In furtherance and not in limitation of the powers conferred by statute, the By-Laws of the Corporation may be altered, amended or repealed in whole or in part, or new By-Laws may be adopted by approval of a majority of the Board of Directors voting at a meeting of the Board of Directors at which a Quorum is present and acting throughout.

{~~NINTH~~}EIGHTH: As used in this Amended and Restated Certificate of Incorporation, the following terms shall have the meanings indicated below:

1. “Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, (i) the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise, and (ii) the term “Person” shall mean any individual, partnership, corporation, joint venture, firm, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

2. “Bank Financing” shall mean the Credit Agreement, dated as of {~~August 1, 1995,~~}June 30, 2005, among {~~Silgan~~}the Corporation, Silgan Containers Corporation, Silgan Plastics Corporation, {~~the~~}Silgan Containers Manufacturing Corporation, Silgan Can Company, each other revolving borrower party thereto from time to time, each other incremental term loan borrower party thereto from time to time, various lenders party thereto from time to time{ ~~party thereto~~}, Deutsche Bank AG New York Branch, as Administrative Agent, Bank of America{ ~~Illinois~~}, {~~as Documentation Agent~~}N.A. and

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{~~a~~ }Morgan Stanley Bank, as Co-{~~Arranger,~~ }Syndication Agents, and {~~Bankers Trust Company, as Administrative Agent~~}BNP Paribas and {~~a~~}JPMorgan Chase Bank, N.A., as Co-{~~Arranger,~~} Documentation Agents, together with the related documents thereto, in each case as in effect from time to time, and any refinancings, substitutions, replacements, renewals, amendments or extensions thereof, or additional borrowings thereunder.

{~~TENTH:~~}NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, provided that (i) the resolution approving such amendment, alteration, change or repeal be adopted by the Board of Directors by approval of a majority of the entire Board of Directors, at a meeting at which a Quorum is present and acting throughout and (ii) the proposed amendment, alteration, change or repeal be approved by a majority of the outstanding shares of Common Stock.

{~~ELEVENTH:~~}TENTH: A. The Corporation shall indemnify to the fullest extent permitted by law (as now or hereafter in effect) any person, his testator or intestate, made, or threatened to be made, a defendant or involved in any manner in any action, suit or proceeding (whether civil, criminal, administrative, investigative or otherwise) by reason of the fact that he, is or was a director, officer, employee or agent of the Corporation or by reason of the fact that such director, officer, employee or agent, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. The payment of any amounts to any person pursuant to this Article {~~ELEVENTH~~}TENTH shall subrogate the Corporation to any right such person may have against any other person or entity. The rights conferred in this Article {~~ELEVENTH~~}TENTH shall be contract rights. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled to by law. No amendment or repeal of this paragraph A of Article {~~ELEVENTH~~}TENTH shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

B. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this paragraph B of Article {~~ELEVENTH~~}TENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

C. In furtherance and not in limitation of the powers conferred by statute:

(i) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

(ii) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

{~~TWELFTH~~}ELEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

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IN WITNESS WHEREOF, SILGAN HOLDINGS INC. has caused this Amended and Restated Certificate of Incorporation to be executed in its corporate name by its {~~Chairman~~}President and Chief Executive Officer on the {~~11th~~}          day of {~~February~~}                    , {~~1997.~~}2006.

SILGAN HOLDINGS INC.

By: {~~/s/ R. Philip Silver~~} { }
Name: {~~R. Philip Silver~~}Anthony J. Allott {~~Title: Chairman of the Board~~} Title: President and Chief Executive Officer

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Exhibit B

AMENDMENT TO

SILGAN HOLDINGS INC. SENIOR EXECUTIVE PERFORMANCE PLAN

WHEREAS, the Silgan Holdings Inc. Senior Executive Performance Plan (the “Plan”) was adopted by both the Board of Directors of Silgan Holdings Inc. (the “Company”) and the Compensation Committee of the Board of Directors of the Company on February 27, 2003, and was approved by the Company’s stockholders on June 5, 2003;

WHEREAS, on March 1, 2006, R. Philip Silver and D. Greg Horrigan retired as Co-Chief Executive Officers of the Company, and the Company’s Board of Directors elected Anthony J. Allott as Chief Executive Officer of the Company, effective March 1, 2006;

WHEREAS, as a consequence of Mr. Allott’s election as Chief Executive Officer of the Company, the Compensation Committee has determined that it is in the best interest of the Company to amend the Plan to include Mr. Allott as one of the listed Executives under the Plan and to revise the definition of “Maximum Award” under the Plan to cover awards to Mr. Allott; and

WHEREAS, on March 1, 2006, the Compensation Committee unanimously approved, subject to stockholder approval, this Amendment to the Plan (this “Amendment”).

NOW, THEREFORE, the Company does hereby amend the Plan as follows, effective as of March 1, 2006, provided that this Amendment is approved by the stockholders of the Company at the Company’s 2006 annual meeting of stockholders:

1. Section 2 of the Plan is hereby amended such that the definitions of “EXECUTIVE” and “MAXIMUM AWARD” are deleted and replaced in their entirety with the following:

“EXECUTIVE” shall mean each of Anthony J. Allott, the current Chief Executive Officer of the Company, effective March 1, 2006, and each of R. Philip Silver and D. Greg Horrigan, the preceding Co-Chief Executive Officers of the Company.

“MAXIMUM AWARD” shall mean, (i) with respect to each of R. Philip Silver and D. Greg Horrigan, for the Performance Period of fiscal year 2006, $1,669,692; and (ii) with respect to Anthony J. Allott, for any Performance Period, a percentage of his annual salary as determined by the Committee, with such percentage being no less than 100% and no more than 200%.

2. All the terms and provisions of the Plan shall continue in full force and effect, as modified by this Amendment.

IN WITNESS WHEREOF, the undersigned officer of the Company has duly executed this Amendment as of March 1, 2006.

SILGAN HOLDINGS INC.

By:
Name:
Title:

FORM OF PROXY

SILGAN HOLDINGS INC.

4 Landmark Square

Stamford, CT 06901

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Philip Silver and D. Greg Horrigan as Proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock, par value $.01 per share, of Silgan Holdings Inc., or the Company, held of record by the undersigned on April 17, 2006 at an Annual Meeting of Stockholders of the Company to be held on June 7, 2006 or any adjournment or postponement thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3 and 4.

(Continued and to be dated and signed on the reverse side.)

Please mark, sign, date and return this proxy to the Company.	☒ Votes must be indicated (x) in Black or Blue ink.

1. ELECTION OF DIRECTORS (CLASS III)

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees (each to serve until the Company’s Annual Meeting of Stockholders in 2009 and until their successors are duly elected and qualified):

Jeffrey C. Crowe and Edward A. Lapekas

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

2. To authorize and approve the Amended and Restated Certificate of Incorporation of the Company.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. To approve an amendment to the Silgan Holdings Inc. Senior Executive Performance Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5. To consider and act upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

To change your address, please mark this box. ☐

When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please provide the full name of the corporation and the signature of the authorized officer signing on its behalf.

Date

Share Owner sign here

Co-Owner sign here